UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 18, 2007
(Date of earliest event reported)

POWER TECHNOLOGY, INC.
(Exact name of small Business Issuer as specified in its charter)

NEVADA	88-0395816
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)
541710
(Primary Standard Industrial Classification Code)
7101 Highway 71 West - Suite 200
Austin, Texas	78735
(Address of principle executive offices)	(Zip Code)

(512) 288-8528
Issuer’s telephone number, including area code

ITEM 4.02 Non- reliance on Previously Issued Financial Statements and Related Audit Report and Compiled Interim Reviews

On June 18, 2007 our board of directors concluded that our financial statements for the year ended January 31, 2007 and for the interim periods ending July 31, 2006 and October 31, 2006 should no longer be relied upon because of errors in those financial statements.

We concluded that it was necessary to restate our financial results for the fiscal year ended January 31, 2007 and the financial results for the interim quarters ending July 31, 2006 and October 31, 2006 because they contained errors in the derivative liabilities as calculated by a third party specialist. We had previously recognized derivative liabilities of $1,172,784 as of January 31 2007. After further review, we have determined that the formulas in the valuation model used by the independent valuation expert to determine the estimated value of derivative liabilities were incorrect and thus understated the value of the derivative liabilities. As a result, we have obtained a revised valuation report and have decreased the derivative liabilities to $2,013,943 as of July 31, 2006, and increased to $988,560 as of October 31, 2006, and to $1,733,570 at January 31, 2007.

A summary of the effects of this restatement for July 31, 2006 is shown in the following table:

	As previously reported	As restated
Derivative liabilities	$2,227,206	$2,013,943

Net gain (loss) on derivative liabilities:
Three months ended July 31, 2006	2,665,392	2,823,655
Six months ended July 31, 2006	571,640	729,903

A summary of the effects of this restatement for October 31, 2006 is shown in the following table:

	As previously reported	As restated
Derivative liabilities	$870,393	$988,560

Net gain (loss) on derivative liabilities:
Three months ended October 31, 2006	1,356,813	1,025,383
Nine months ended october 31, 2006	1,928,453	1,755,286

A summary of the effects of this restatement for January 31, 2007 is shown in the following table:

	As previously reported	As restated
Derivative liabilities	$1,172,784	$1,733,570

Net gain (loss) on derivative liabilities:
Year ended January 31, 2007	1,626,062	1,010,276

The audit committee and the board of directors discussed with our independent accountant the matters disclosed in this filing.

We intend to file amendments to our previously issued Forms 10-QSB for the quarterly periods ending July 31, 2006 and October 31, 2006 and our Form 10-KSB for the fiscal year ended January 31, 2007.

POWER TECHNOLOGY, INC.

Date: June 22, 2007	By:	/s/ Bernard J. Walter
Bernard J. Walter
Chief Executive Officer and President